 Exhibit 99.1

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on SCHEDULE 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on SCHEDULE 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: October 24, 2025

Balbec Capital Holdings, L.P.

Signature:	/s/ Jeff Padden
Name:	Jeff Padden
Title:	Manager

InSolve Capital G.P. Parent, L.L.C.

Signature:	/s/ Jeff Padden
Name:	Jeff Padden
Title:	Manager